As filed with the Securities and Exchange Commission on May 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NANO DIMENSION LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ilan Ramon St.
Ness Ziona 7403635 Israel

+972.73.7509142

(Address and telephone number of registrant’s principal executive offices)

Nano Dimension USA Inc.
13798 NW 4th Street, Suite 315, Sunrise, FL 33325
Tel: 408.824.8242

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. David Huberman, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Reut Alfiah, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th floor Tel-Aviv, Israel 6473925 Tel: +972 74.758.0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Ordinary shares, par value NIS 5.00 per share, as represented by American Depositary Shares (1)	3,733,795	$6.71	$25,053,764.45	$2,733.37

(1)	The ordinary shares, par value NIS 5.00 per share, or the Ordinary Shares, will be represented by American Depositary Shares, or ADSs, each of which currently represents one Ordinary Share. Separate Registration Statements on Forms F-6 (Registration Nos. 333-251125 and 333-252477) have been filed for the registration of ADSs issuable upon deposit of the Ordinary Shares registered hereby. Each ADS will represent one Ordinary Share.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Ordinary Shares registered hereby also include an indeterminate number of additional Ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	All of the Ordinary Shares being registered hereby are offered for the account of certain selling shareholders who acquired such shares in private transactions.
(4)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of our ADSs as reported on the Nasdaq Capital Market on May 7, 2021.

PROSPECTUS

Nano Dimension Ltd.

Up to 3,733,795 American Depositary Shares Each Representing One Ordinary Share

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 3,733,795 American Depositary Shares, or ADSs, that were issued as part of a transaction to purchase NanoFabrica Ltd., or NanoFabrica.

The selling shareholders identified in this prospectus may offer from time to time up to 3,733,795 ADSs, . This prospectus describes the general manner in which the ADSs may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders.

The ADSs, each representing one of our Ordinary Shares, evidenced by American Depositary Receipts, are traded on the Nasdaq Capital Market under the symbol “NNDM.” On May 7, 2021, the last reported sale price of our ADSs on the Nasdaq Capital Market was $6.67 per ADS.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2021

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” and the “Company” refer to Nano Dimension Ltd. and its wholly owned subsidiaries, Nano Dimension Technologies Ltd. and Nano Dimension IP Ltd., Israeli corporations, Nano Dimension USA Inc., a Delaware corporation, and Nano Dimension (HK) Limited, a Hong Kong corporation.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars, and references to “NIS” are to New Israeli Shekels.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 3,733,795 ADSs issued pursuant to our acquisition of NanoFabrica. If necessary, the specific manner in which the ADSs may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

OUR COMPANY

We are a leading additive electronics provider. We believe our flagship proprietary DragonFly Lights-Out Digital Manufacturing system is the first and only precision system that produces professional multilayer circuit-boards, radio frequency (RF) antennas, sensors, conductive geometries, and molded connected devices for rapid prototyping through custom additive manufacturing. We have been actively developing our additive manufacturing technology since 2014. With our unique additive manufacturing technology for additively manufactured electronics, we are targeting the growing market for smart electronic devices that rely on printed circuit boards, connected devices, RF components and antennas, sensors, and smart products, including Internet of Things.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “NNDM.” Our registered office and principal place of business is located at 2 Ilan Ramon St., Ness Ziona 7403635, Israel. Our telephone number in Israel is +972-73-7509142. Our website address is www.nano-di.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

Purchase of NanoFabrica

On April 26, 2021, we signed and closed a definitive share purchase agreement, or the Share Purchase Agreement, to purchase NanoFabrica, by way of a share purchase of all of the issued and outstanding share capital of NanoFabrica. We will pay an aggregate amount of approximately $54.9 million to $59.4 million, payable in cash and in our ADSs. The cash payments were distributed in such manner that approximately $23 million was paid at the closing and distributed among all shareholders, approximately $1.13 million due to the founders of NanoFabrica, or the Founders, will be paid as a deferred payment, and approximately $3.36 million will be a contingent payment to the Founders as an earn-out payment, based on a progressive formula of NanoFabrica’s products’ performance with revenue of approximately $2.8 million and gross profit of approximately $1.74 million for the period from June 1, 2021 to May 30, 2022. The cash payments concerning the earn-out are held by a paying agent and will return (in whole or in part) to us if NanoFabrica’s products do not fully reach the revenue and the gross profit targets.

The selling shareholders were paid approximately $32 million in ADSs, or 3,733,795 ADSs, of which 1,178,008 ADSs reflecting an approximate value of $10.07 million issuable to the Founders will be subject to a progressive holdback of up to 730 days from the closing, subject to release conditioned on the Founders staying and working for us for two years, with 100% of the ADSs released on the first holdback milestone to be contributed to escrow, and 80% of the ADSs released on the second and third holdback milestones to be contributed to escrow. The Founders also entered into a corresponding 120 day lockup agreement.

In addition, the Founders are entitled to a price protection with respect to their ADSs released from holdback/escrow following the lapse of the first 12 months after the closing; such that, in case the volume weighted average price of such ADSs during the preceding 30 trading days was lower than 75% of the ADS value determined for the closing, then we will compensate the Founders for the discrepancy between the volume weighted average price and the 75% value of the ADS, either in cash or by issuance of additional ADSs, at our discretion.

In addition, we undertook to file the registration statement, of which this prospectus forms a part, with the U.S. Securities and Exchange Commission, or the SEC, within two weeks from the closing of the transaction covering the resale of 3,733,795 ADSs.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 3,733,795 ADSs. All of the ADSs, when sold, will be sold by these selling shareholders. The selling shareholders may sell their ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ADSs.

ADSs Offered by the Selling Shareholders	Up to 3,733,795 ADSs (representing 3,733,795 Ordinary Shares).

Ordinary Shares Currently Outstanding	256,489,283 (includes Ordinary Shares represented by ADSs).

The ADSs

Each ADS represents one of our Ordinary Shares, par value NIS 5.00 per share. The ADSs may be evidenced by American Depositary Receipts.

The depositary bank, or the Depositary, will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the Depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section titled “American Depositary Shares” in Item 12.D of our Annual Report on Form 20-F for the year ended December 31, 2020, or the 2020 Annual Report, and Exhibit 2(d) to the 2020 Annual Report. We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statements that include this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ADSs represented by Ordinary Shares covered by this prospectus will go to the selling shareholders.

Depositary	The Bank of New York Mellon.

Risk Factors:	An investment in the ADSs offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus and the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Capital Market Symbol:	NNDM

Unless otherwise stated, all information in this prospectus is based on 256,489,283 Ordinary Shares outstanding as of May 9, 2021, and does not include the following as of that date:

●	13,551,470 Ordinary Shares issuable upon the exercise of warrants outstanding, at exercise prices ranging from $0.75 to $12.81 per Ordinary Share;

●	10,540 Ordinary Shares held by the Company as treasury shares;

●	7,369,733 Ordinary Shares issuable upon the exercise of outstanding options currently held by consultants, directors and employees under our 2015 Stock Option Plan; and

●	4,630,267 Ordinary Shares reserved for future issuance under our 2015 Stock Option Plan, as of May 9, 2021.

RISK FACTORS

Investing in the ADSs involves risks. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our most recently filed Annual Report on Form 20-F, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, anticipated collaborations, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives, are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein, and any prospectus supplement.

CAPITALIZATION

The following table sets forth our actual capitalization as of December 31, 2020. The information in this table should be read in conjunction with and is qualified by reference to the financial information incorporated by reference into this prospectus.

(in thousands USD)	As of December 31, 2020
Cash and cash equivalents	585,338

Liability in respect of government grants	850
Lease liability	2,618
Liability in respect of warrants	11,986
Total liabilities	22,140
Shareholders’ equity:
Share capital	257,225
Share premium and capital reserves	518,426
Treasury shares	(1,509)
Presentation currency translation reserve	1,431
Accumulated loss	(108,457)
Total shareholders’ equity	667,116
Total capitalization	689,256

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 3,733,795 ADSs subject to resale by the selling shareholders under this prospectus.

We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus forms a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling shareholders.

SELLING SHAREHOLDERS

We are registering for resale by the selling shareholders identified below up to 3,733,795 ADSs. We have agreed to file the registration statement of which this prospectus forms a part covering the resale of the ADSs issued pursuant to the Share Purchase Agreement in the transaction with NanoFabrica. We are registering the ADSs in order to permit the selling shareholders to offer the Ordinary Shares, to the extent issued, for resale from time to time.

All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The ADSs being offered are being registered to permit secondary trading of such ADSs and each selling shareholder may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus.

Any selling shareholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, while any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholders or broker-dealer will, or may, as the case may be, be regarded as underwriting commissions or discounts under the Securities Act. Each of the selling shareholders has represented to us that it is not a registered broker-dealer or affiliated with a registered broker-dealer.

The term “selling shareholders” also includes any transferees, pledgees, donees or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite such person’s name. To the extent required, we will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ADSs registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholders, based on its ownership of Ordinary Shares, as of May 9, 2021.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

The fourth column assumes the sale of all of the ADSs offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares pursuant to this prospectus. See “Plan of Distribution.”

Name of Selling Shareholders	ADSs Beneficially Owned Prior to Offering(1)		Maximum Number of ADSs to be Sold Pursuant to this Prospectus	ADSs Owned Immediately After Sale of Maximum Number of ADSs in this Offering
	Number	Percentage (2)		Number	Percentage (2)
Jon Donner(3)	131,035	*	720,039	-	-
Eyal Shelef(4)	131,035	*	720,039	-	-
i3 Equity Partners Ltd. (5)	685,422	*	685,422	-	-
Moshe Nur(6)	185,563	*	185,563	-	-
Joseph Nuriel(7)	362,571	*	362,571	-	-
Rafael Gidron(8)	94,037	*	94,037	-	-
F2 Capital Partners LP (9)	82,470	*	82,470	-	-
NextLeap Ventures SPV Nanofabrica 1 Limited Partnership(10)	241,852	*	241,852	-	-
Microsoft Corporation(11)	386,189	*	386,189	-	-
Alpha Capital Anstalt(12)	90,110	*	90,110	-	-
Gr8 Day Investments LLC(13)	19,310	*	19,310	-	-
Alea LLC(14)	19,310	*	19,310	-	-
Batya Marks(15)	38,619	*	38,619	-	-
Isaac Applbaum(16)	38,619	*	38,619	-	-
Tovit Neizer(17)	5,160	*	5,160	-	-
TMURA (18)	3,860	*	3,860	-	-
Gal Izhak Milshtein(19)	3,992	*	3,992	-	-
Tal Sela(20)	3,327	*	3,327	-	-
Yaniv Gershoni(21)	1,770	*	1,770	-	-
Hotam Layzarovich(22)	8,281	*	8,281	-	-
Eran Dor(23)	4,247	*	4,247	-	-
Visionware Solutions Pty Ltd. (24)	19,008	*	19,008	-	-

*	Less then 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. ADSs subject to options or warrants currently exercisable, or exercisable within 60 days from the date of this prospectus, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	Applicable percentage of ownership is based on 256,489,283 ADSs outstanding as of May 9, 2021.

(3)	Jon Donner beneficially owns 131,035 ADSs. An additional 589,004 ADSs have been issued to I.B.I. Trust Management for the benefit of Mr. Donner, and are subject to a progressive holdback for 730 days subject to release conditioned on Mr. Donner working for the company for two years. The release of the ADSs subject to the holdback may be accelerated in the event that Mr. Donner resigns for good reason or if he is terminated by the company without cause or due to death or disability. Mr. Donner’s contact address is Tagor 44, Apt. 25, Tel Aviv, Israel.

(4)	Eyal Shelef beneficially owns 131,035 ADSs. An additional 589,004 ADSs have been issued to I.B.I. Trust Management for the benefit of Mr. Shelef, and are subject to a progressive holdback for 730 days subject to release conditioned on Mr. Shelef working for the company for two years. The release of the ADSs subject to the holdback may be accelerated in the event that Mr. Shelef resigns for good reason or if he is terminated by the company without cause or due to death or disability. Mr. Shelef’s contact address is Harav Aharonson 26, Tel Aviv, Israel.

(5)	i3 Equity Partners Ltd. beneficially owns 685,422 ADSs. Eran Wagner, Co-CEO of i3 Equity Partners Ltd., has the power to vote or dispose of the ADSs. Mr. Wagner’s contact address is 97 Rokach Blvd., Tel Aviv, Israel.

(6)	Moshe Nur beneficially owns 185,563 ADSs. Mr. Nur’s contact address is 5 David Navon, Magshimim, Israel 5691000.

(7)	Joseph Nurial beneficially owns 362,571 ADSs. Mr. Nurial’s contact address is Ein Gedi 10, Ganei Tikya, Israel 5590000.

(8)	Rafael Gidron beneficially owns 94,037 ADSs. Mr. Gidron’s contact address is Ramat Yam 73, Herzeliya, Israel 47685173.

(9)	F2 Capital Partners LP beneficially owns 82,470 ADSs. Barak Rabinowitz, Managing Partner of the General Partner of F2 Capital Partners LP, has the power to vote or dispose of the ADSs. Mr. Rabinowitz’s contact address is HaArba’a Street 28, North Tower, Floor 25, Tel Aviv, Israel.

(10)	NextLeap Ventures SPV Nanofabrica 1 Limited Partnership beneficially owns 241,852 ADSs. Aharon Korner, Director of NextLeap Ventures GPGP Ltd., the General Partner of NextLeap Ventures GP, which is General Partner of NextLeap Ventutres APV Nanofabrica 1 Limited Partnership, has the power to vote or dispose of the ADSs. Mr. Korner’s contact address is 12 Stern Avraham, Herzeliya, Israel 4641212.

(11)	Microsoft Corporation beneficially owns 386,189 ADSs. Keith R. Dolliver, Assistant Secretary, has the power to vote or dispose of the ADSs. Mr. Dolliver’s contact address is 1 Microsoft Way, Redmond, Washington 98052.

(12)	Alpha Capital Anstalt beneficially owns 90,110 ADSs. Nicola Feuerstein, Director, has the power to vote or dispose of the ADSs. Ms. Feuerstein’s contact address is Lettstrasse 32, 9490 Vaduz, Fürstentum Liechtenstein.

(13)	Gr8 Day Investments LLC beneficially owns 19,310 ADSs. David Arison has the power to vote or dispose of the ADSs. Mr. Arison’s contact address is Sderot Shaul Ha’Meleh 23, Tel Aviv, Israel.

(14)	Alea LLC beneficially owns 19,310 ADSs. Jason Arison has the power to vote or dispose of the ADSs. Mr. Arison’s contact address is Sderot Shaul Ha’Meleh 23, Tel Aviv, Israel.

(15)	Batya Marks beneficially owns 38,619 ADSs, which are held in trust for the benefit of Ms. Marks by I.B.I. Trust Management. Batya Marks’ contact address is 6 Biluya Maoz St., Apt. 23, Tel Aviv, Israe1 6937006.

(16)	Isaac Applbaum beneficially owns 38,619 ADSs. Mr. Applbaum’s contact address is 837 Longridge Road, Oakland, California 94610.

(17)	Tovit Neizer beneficially owns 5,160 ADSs, which are held in trust for the benefit of Mr. Neizer by I.B.I. Trust Management. Mr. Neizer’s contact address is 9 Ehad Ha’am St., 26th Floor, Tel Aviv, Israel 6129101.

(18)	TMURA beneficially owns 3,860 ADSs. Baruch Lipner, Executive Director, has the power to vote or dispose of the ADSs. Notices for Mr. Lipner may be directed to Gross Law at 1 Azriele Center, Tel Aviv, Israel 67021.

(19)	Gal Izhak Milshtein beneficially owns 3,992 ADSs. Ms. Milshtein’s contact address is HaOphek 9 Nes Ziona, Israel.

(20)	Tal Sela beneficially owns 3,327 ADSs. Ms. Sela’s contact address is Baruch Agadaty 13 St., Tel Aviv, Israel 6993040.

(21)	Yaniv Gershoni beneficially owns 1,770 ADSs. Mr. Gershoni’s contact address is Ibn Shaprut 9, Bney Brak, Israel.

(22)	Hotam Layzarovich beneficially owns 8,281 ADSs. Mr. Lavzarovich’s contact address is Hshayarot 1, Tel Aviv, Israel.

(23)	Eran Dor beneficially owns 4,247 ADSs. Mr. Dor’s contact address is 45 Kam St., Tel Aviv, Israel.

(24)	Visionware Solutions Pty Ltd. beneficially owns 19,008 ADSs. Ran Asher Peleg is the contact person for Visionware Solutions Pty Ltd. Mr. Peleg’s contact address is 4/8-10 Parraween St., Cremore, NSW 2090 Australia.

PLAN OF DISTRIBUTION

Each of the selling shareholders of the ADSs and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADSs covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Ordinary Shares or the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus forms a part;

●	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority.

In connection with the sale of the ADSs or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling shareholders may also sell ADSs short and deliver these ADSs to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these ADSs. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

 The selling shareholders and any broker-dealers or agents that are involved in selling the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not currently have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ADSs.

We are required to pay certain fees and expenses incurred by us incident to the registration of the resale of the ADSs. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the ADSs may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters governed by Israeli law will be passed upon for us by Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Nano Dimension Ltd. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2020 consolidated financial statements refers to a change to the method of accounting for leases.

EXPENSES

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

SEC registration fee	$2,733.37
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous	2,266.63
Total	$25,000

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

The following documents filed with or furnished to the SEC by us are incorporated by reference in this registration statement:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021;

●	Our Reports on Form 6-K furnished to the SEC on March 11, 2021 (with respect to the first paragraph and the section titled “Forward-Looking Statements” of the press release attached as Exhibit 99.1, and the first two paragraphs and the sections titled “Corporate Updates,” “Fourth Quarter 2020 Financial Results,” “Full Year 2020 Financial Results,” “Balance Sheet Highlights” and “Forward-Looking Statements” of the press release attached as Exhibit 99.2); March 18, 2021 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); April 7, 2021 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); April 8, 2021 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); April 19, 2021 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); April 20, 2021 (report No.1); April 20, 2021 (report No. 2); April 21, 2021; April 26, 2021; and April 28, 2021.

●	The description of our Ordinary Shares and ADSs contained in our Registration Statement on Form 20-F filed with the SEC pursuant to the Exchange Act, on October 20, 2015 (File No. 001-37600), as amended by Exhibit 2(d) to the 2020 Annual Report, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Nano Dimension Ltd., 2 Ilan Ramon St., Ness Ziona 7403635, Israel. Our telephone number in Israel is +972 -73-7509142.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the ADSs issued under the Share Purchase Agreement in connection with our purchase of NanoFabrica. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at www.nano-di.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Description of Document

4.1	Amended and Restated Articles of Association of Nano Dimension Ltd., filed as exhibit 99.1 to Form 6-K filed on July 7, 2020, and incorporated herein by reference.

4.2	Amended and Restated Form of Depositary Agreement among Nano Dimension Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Shares, filed as Exhibit 1 to the Form F-6 (File No. 333-230728) filed on April 5, 2019, and incorporated herein by reference.

4.3	Specimen American Depositary Receipt (included in Exhibit 4.2).

4.4	Share Purchase Agreement, dated April 26, 2021, by and among Nano Dimension Ltd., NanoFabrica Ltd., Perryllion Ltd., As Holder Representative, and the Selling Shareholders, filed as Exhibit 10.1 to Form 6-K filed on April 26, 2021, and incorporated herein by reference.

5.1*	Opinion of Sullivan & Worcester Israel (Har-Even & Co.)

23.1*	Consent of Somekh Chaikin (Member firm of KPMG International).

23.2*	Consent of Sullivan & Worcester Israel (Har-Even & Co.) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)	If the registrant is relying on Rule 430B:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Ness Ziona, State of Israel on May 10, 2021.

NANO DIMENSION LTD.

By:	/s/ Yael Sandler
Yael Sandler Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yael Sandler our true and lawful attorney, with full power to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as she might or could do in person, and hereby ratifying and confirming all that said attorney shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yoav Stern	Chief Executive Officer and Director	May 10, 2021
Yoav Stern	(principal executive officer)

/s/ Yael Sandler	Chief Financial Officer	May 10, 2021
Yael Sandler	(principal financial officer and principal accounting officer)

/s/ Simon Anthony-Fried	Director	May 10, 2021
Simon Anthony-Fried

/s/ Dr. Eli David	Director	May 10, 2021
Dr. Eli David

/s/ Amit Dror	Director	May 10, 2021
Amit Dror

/s/ Yaron Eitan	Director	May 10, 2021
Yaron Eitan

/s/ Oded Gera	Director	May 10, 2021
Oded Gera

/s/ Roni Kleinfeld	Director	May 10, 2021
Roni Kleinfeld

/s/ Christopher Moran	Director	May 10, 2021
Christopher Moran

/s/ Nira Poran	Director	May 10, 2021
Nira Poran

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned duly authorized representative in the United States of Nano Dimension Ltd., has signed this registration statement on May 10, 2021.

NANO DIMENSION USA INC.

/s/ Yoav Stern
Yoav Stern, Director